                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)



                            Maxwell Shoe Company Inc.

                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                    577766108
                                 (CUSIP Number)


                               September 13, 1999
             (Date of Event Which Requires Filing of this Statement)




             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

CUSIP NO. 577766108                                    PAGE   1   OF   2   PAGES

------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              SAB Capital Partners, L.P.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------
   NUMBER OF SHARES      5.
BENEFICIALLY OWNED BY          SOLE VOTING POWER 559,600 shares
EACH REPORTING PERSON
         WITH                  See Note 1.

----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------
                         6.
                               SHARED VOTING POWER



----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------
                         7.
                               SOLE  DISPOSITIVE POWER    559,600 shares

----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------
                         8.
                               SHARED DISPOSITIVE POWER

----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             559,600 shares

             See Note 1.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.36%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

              PN
------------ -------------------------------------------------------------------

CUSIP NO. 577766108                                        PAGE  2  OF  2  PAGES




------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               SAB Capital Advisors, L.L.C.

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                         (b)|X|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER      559,600 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY          See Note 1.
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER


----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER     559,600 shares

                               See Note 1.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 559,600 shares

             See Note 1.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.36%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             OO
------------ -------------------------------------------------------------------

                                  NOTES TO 13G

Note 1. The securities were acquired by SAB Capital Partners, L.P. ("Capital"). SAB Capital Advisors, L.L.C. ("Advisors") is the general partner of Capital. Each of Capital and Advisors has sole power to vote, direct the voting of, dispose of and direct the disposition of such securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


ITEM 1(A). NAME OF ISSUER:

           Maxwell Shoe Company Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           101 Sprague Street
           P.O. Box 37
           Hyde Park (Boston), MA 02137-0037

ITEM 2(A). NAME OF PERSON FILING:

           See respective cover pages.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           SAB Capital Partners, L.P.
           650 Madison Avenue, 26th Floor
           New York, NY 10022

           SAB Capital Advisors, L.L.C.
           650 Madison Avenue, 26th Floor
           New York, NY 10022

ITEM 2(C). CITIZENSHIP:

           Not Applicable.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Class A Common Stock

ITEM 2(E). CUSIP NUMBER:

           577766108

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS:


           (a)  A broker or dealer registered under Section 15 of the Exchange Act.

           (b)  A bank as defined in Section 3(a)(6) of the Exchange Act.

           (c)  An insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d)  An investment company registered under Section 8 of the Investment Company Act.

           (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

           (f)  An employee benefit plan or endowment fund in accordance with Rule
                13d-1(b)(1)(ii)(F).

           (g) A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G).

           (h)  A savings association as defined in Section 3(b) of the Federal Deposit Insurance
                Act.

           (i)  A church plan that is excluded from the definition of an investment company under
                Section 3(c)(14) of the Investment Company Act.

           (j)  A group, in accordance with Rule 13d-1(b)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box.          |X|


ITEM 4.    OWNERSHIP.


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:
                  See respective cover pages.
                  ----------------------------------------


         (b)   Percent of class:
                  See respective cover pages.
                  ----------------------------------------

         (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote     See respective cover pages    ,
                                                        ----------------------------------------


         (ii)  Shared power to vote or to direct the vote   See respective cover pages    ,
                                                        ----------------------------------------

         (iii) Sole power to dispose or to direct the disposition of    See respective cover pages,
                                                                     ----------------------------------

         (iv)  Shared power to dispose or to direct the disposition of   See respective cover pages.
                                                                       ----------------------------------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
           Not applicable

ITEM 10. CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  September 22, 1999
                                             -------------------------
                                                        (Date)


                                             SAB CAPITAL PARTNERS, L.P.

                                             by: SAB Capital Advisors, L.L.C.,
                                             its general partner

                                             By: /s/ Scott Bommer
                                                 -------------------------
                                             Name:   Scott Bommer
                                             Title:  Managing Member

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 September 22, 1999
                                             -------------------------
                                                        (Date)

                                             SAB CAPITAL ADVISORS, L.L.C.


                                             By: /s/ Scott Bommer
                                             -------------------------
                                             Name:   Scott Bommer
                                             Title:  Managing Member